Exhibit 99.1

                                                                    NEWS RELEASE
                                                For Further Information Contact:
                                                        Donald R. Head, Chairman
                                                       Capital Title Group, Inc.
                                                                  (602) 954-0600

                                                        Rudy R. Miller, Chairman
                                                                The Miller Group
                                                                  (800) 264-1870
                                                        (602) 225-9024 Facsimile
                                                         ctgi@themillergroup.net

            CAPITAL TITLE GROUP REPORTS RECORD FIRST QUARTER RESULTS

          Revenue up 191% - Pre-Tax Income up 194% - Net Income up 170%


PHOENIX, ARIZONA, APRIL 22, 2003 -- CAPITAL TITLE GROUP, INC. (NASDAQ: CTGI) -- a leading regional provider of title insurance and real estate-related services, today reported record results for the first quarter ended March 31, 2003.

Revenue for the three month period was $56.52 million, a 191% increase compared with $19.40 million in the first quarter period 2002. Pre-tax income for the first quarter 2003 rose 194% to $5.53 million compared to $1.88 million pre-tax income in the prior 2002 year period. Net income available for common stock increased 170% to $3.02 million or $0.16 per diluted share for the three month period compared to $1.12 million or $0.06 per diluted share in the same period of the prior year.

Commenting on the record results for the quarter Donald R. Head, chairman, president and chief executive officer of Capital Title Group stated, "Although the first quarter for the title industry is historically considered the weakest quarter of the year, we benefited from gains in market share in our existing regions and low mortgage rates which have continued to fuel brisk refinance activity. Coupled with our growth through the strategic acquisition of Nations Holding Group late in the third quarter of 2002 and the Land Title of Nevada acquisition in January 2003, we posted record first quarter results.

 "Our order counts increased throughout the first quarter and remain strong as we go into April which should bode well for second quarter operating results," Head continued. "We continue to be pleased with the performance of the Capital Title Group family of companies and the commitment by our 1,800 employees to their customers as well as obtaining strong results for the company's shareholders."

                                                                         more...

Headquartered in Phoenix, Arizona, Capital Title Group, Inc. provides title insurance and other related services to residential and commercial customers in the real estate industry through its subsidiaries - Capital Title Agency, Nations Holding Group, New Century Title Company, United Title Company, First California Title Company, Land Title of Nevada and AdvantageWare - with 121 offices in Arizona, California and Nevada. The Company is also licensed to issue and underwrite title insurance policies in Arizona, California and Nevada through United Title Insurance Company, a subsidiary of Nations Holding Group. The combined companies have in excess of 1,800 employees.

                              VISIT OUR WEB SITES:

www.capitaltitlegroup.com      www.newcenturytitle.com      www.capitaltitle.com

                 www.unitedtitle.com             www.firstcal.com

                              www.landtitle-nv.com

Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company's products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: fluctuations in operating results, intense competition, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing customer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

These factors are discussed in greater detail in the company's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

                            FINANCIAL TABLE FOLLOWS:

                   CAPITAL TITLE GROUP, INC. AND SUBSIDIARIES
                              SUMMARY OF OPERATIONS

                              FINANCIAL HIGHLIGHTS
                                   (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                           ---------------------------
                                                               2003           2002
                                                           ------------   ------------
                                                                 (IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
Revenue                                                    $     56,522   $     19,395
Expenses                                                         50,996         17,516
                                                           ------------   ------------
Income before income taxes                                        5,526          1,879
Income tax expense                                                2,158            760
                                                           ------------   ------------
Net income                                                        3,368          1,119
  Dividends on preferred stock                                      346             --
                                                           ------------   ------------
Earnings attributable to
common stocks                                              $      3,022   $      1,119
                                                           ============   ============
Net income per common share:
  Basic                                                    $       0.17   $       0.07
  Diluted                                                  $       0.16   $       0.06

Weighted average number of common shares outstanding:
  Basic                                                      17,971,696     17,197,173
  Diluted                                                    19,006,435     17,900,305

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